Exhibit 5.1

November 12, 2019

Viveve Medical, Inc.

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112

Re:     Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-233639) (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Viveve Medical, Inc., a Delaware corporation (the “Company”) of up to $11,500,000 in the aggregate of (i) shares (the “Common Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), (ii) shares (the “Preferred Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), (iii) warrants to purchase shares of Common Stock (the “Warrants”), (iv) shares (the “Conversion Shares”) of Common Stock issuable upon conversion of the Preferred Shares, and (v) shares (the “Warrant Shares”) of Common Stock issuable upon exercise of the Warrants (collectively, the “Securities”), including Securities purchasable by the underwriter upon its exercise of an over-allotment option granted to the underwriter by the Company. The Securities are being sold to the underwriter named in, and pursuant to, an underwriting agreement among the Company and such underwriter (the "Underwriting Agreement").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing, we are of the opinion that:

(i) the Common Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Common Shares will be validly issued, fully paid and non-assessable;

(ii) upon the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designation (the “Certificate of Designation”) to the amended and restated certificate of incorporation of the Company (the “Charter”) establishing the terms of Preferred Stock in accordance with the Charter and applicable law, the Preferred Shares will be duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable;

Viveve Medical, Inc.

November 12, 2019

(iii) the Warrants have been duly authorized and, upon execution and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Warrants will be valid and binding obligations of the Company;

(iv) assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Preferred Shares are converted, the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable; and

(v) assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP